As filed with the Securities and Exchange Commission on May 7, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Materion Corporation
(Exact name of registrant as specified in its charter)

Ohio	34-1919973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6070 Parkland Blvd. Mayfield Heights, Ohio	44124
(Address of Principal Executive Offices)	(Zip Code)

Materion Corporation 2025 Equity and Incentive Compensation Plan
(Full title of the plan)

Gregory R. Chemnitz
Vice President, General Counsel and Secretary
Materion Corporation
6070 Parkland Blvd.
Mayfield Heights, Ohio 44124
(Name and address of agent for service)

(216) 486-4200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents previously filed by Materion Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
•the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (Commission File No. 1-115885);
•the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2025 (Commission File No. 1-115885);
•the Registrant’s Current Report on Form 8-K filed with the Commission on May 7, 2025 (Commission File No. 1-115885) ; and
•the description of the Registrant’s common shares contained in the Registration Statement on Form 8-A (Commission File No. 1-115885) filed with the Commission on May 16, 2000, as amended by the description of the Registrant’s common shares contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and as amended by any subsequent amendments and reports filed for the purpose of updating that description.
Until the Registrant files a post-effective amendment to this Registration Statement indicating that all securities offered have been sold, or deregistering all securities then remaining unsold, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of filing such documents, other than the portions of such documents that by statute or rule, designation in such documents or otherwise are not deemed to be filed with the Commission or are not required to be incorporated by reference.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant will indemnify, to the full extent then permitted by law, any director or officer or former director or officer of the Registrant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Registrant’s Board of Directors or the Registrant’s officer, employee or agent, or is or was serving at the Registrant’s request as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant will pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Registrant’s Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof.
To the full extent then permitted by law, the Registrant may indemnify employees, agents and other persons and may pay expenses, including attorney’s fees, incurred by any employee, agent or other person in defending any action, suit or proceeding as such expenses are incurred, in advance of the final disposition thereof.
The indemnification and payment of expenses described above will not be exclusive of, and will be in addition to, any other rights granted to any person seeking indemnification under any law, the Registrant’s amended and restated articles of incorporation, any agreement, vote of shareholders or disinterested members of the Registrant’s Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Registrant’s Board of Directors or the Registrant’s officer, employee or agent, and shall continue as to a person who has ceased to be a member of the Registrant’s Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
The Registrant may, to the full extent then permitted by law and authorized by the Registrant’s Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described above against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Registrant has a financial interest.
The Registrant may, upon approval by its Board of Directors, enter into agreements with any persons who the Registrant may indemnify under its amended and restated code of regulations or under law and may undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them, whether or not the Registrant would have the power under law or its amended and restated code of regulations to indemnify any such person.
Under Section 1701.13 of the Ohio Revised Code, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.
Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to be the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.
Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.
4.1
Amended and Restated Articles of Incorporation Materion Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 27, 2014) (Commission File No. 1-115885)

4.2	Amended and Restated Code of Regulations (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 27, 2014) (Commission File No. 1-115885)
4.3	Materion Corporation 2025 Equity and Incentive Compensation Plan*
5.1	Opinion of Counsel*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Counsel (included in Exhibit 5.1)*
24.1	Power of Attorney*
107	Filing Fee Table*
*Filed herewith.
Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayfield Heights, State of Ohio, on May 7, 2025.

MATERION CORPORATION

By:	/s/ Gregory R. Chemnitz
Gregory R. Chemnitz
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

	Signature	Title

*	Jugal K. Vijayvargiya	President, Chief Executive Officer and Director (Principal Executive Officer)
*	Shelly M. Chadwick	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
*	Vinod M. Khilnani	Director
*	Emily M. Liggett	Director
*	Robert J. Phillippy	Director
*	Patrick Prevost	Director
*	N. Mohan Reddy	Director
*	Craig S. Shular	Director
*	Darlene J. S. Solomon	Director
*	Robert B. Toth	Director

May 7, 2025	* By:	/s/ Gregory R. Chemnitz
Gregory R. Chemnitz
Attorney in Fact

* Gregory R. Chemnitz, pursuant to Powers of Attorney executed by each of the officers and directors listed above whose name is marked by an “*” and filed as an exhibit hereto, by signing his name hereto, does hereby sign and execute this Registration Statement of Materion Corporation, or any amendment thereto, on behalf of each of such officers and directors in the capacities in which the names of each appear above.